Exhibit 99.1

News release	December 5, 2023

HYZON ANNOUNCES DR. CHRISTIAN MOHRDIECK AS
CHIEF TECHNOLOGY OFFICER

Former cellcentric/Daimler Executive Brings Extensive C-Suite Leadership Experience in Fuel Cell Technology Development and Commercialization
Appointment Comes in Run-Up to Hyzon’s U.S.-Manufactured 200kW Fuel Cell System Start of Production

ROCHESTER, N.Y., – December 5, 2023 – Hyzon Motors Inc. (NASDAQ: HYZN) (Hyzon or the company), a high-power hydrogen fuel cell technology developer and global supplier of zero-emission heavy-duty fuel cell electric vehicles (FCEVs), today announced the appointment of Dr. Christian Mohrdieck as Chief Technology Officer (CTO) and the retirement of current CTO Shinichi Hirano.

Effective January 1, 2024, Mohrdieck will assume responsibility for Hyzon’s fuel cell technology development and commercialization, specifically focusing on the Start of Production (SOP) milestone for the company’s single stack 200kW Fuel Cell System (FCS), scaling up the Bolingbrook, Illinois, fuel cell manufacturing facility, as well as advancing Hyzon’s Intellectual Property (IP) portfolio and FCS research and development. Mohrdieck will also serve as interim Managing Director for Hyzon Motors Europe.

Mohrdieck joins Hyzon with extensive C-Suite experience, most recently serving as Chief Commercial Officer (CCO) of cellcentric GmbH & Co. KG, a joint venture between Daimler Truck AG and the Volvo Group AB. Prior to his role at cellcentric, Mohrdieck was Chief Executive Officer (CEO) of Mercedes-Benz Fuel Cell GmbH since 2015, before it merged into Daimler Truck Fuel Cell GmbH & Co. KG and then cellcentric.

“Christian is a globally respected leader in the fuel cell industry, and we are excited to welcome him as CTO at this exciting moment in Hyzon’s fuel cell technology development,” said Hyzon’s CEO Parker Meeks. “Christian’s combination of deep fuel cell technology development and commercialization know-how and experience will both accelerate our leading, U.S.-made 200kW fuel cell system and further bolster our strong team in extending Hyzon’s technology leadership in R&D and core IP generation for future product development.”

Mohrdieck’s career has centered around fuel cell technology development and been instrumental in forming today’s hydrogen fuel cell landscape. Beginning as a research scientist at Daimler AG in 1989, Mohrdieck progressed in Daimler’s research and technology strategy before working on fuel cell technology as a Senior Manager at DaimlerChrysler in Michigan. Subsequently, he spent spending 11 years as a Director of Fuel Cells from 2004-2015 in Stuttgart, Germany. During more than three decades at Daimler AG and DaimlerChrysler, Mohrdieck supported, developed, and led the companies’ fuel cell program, forming the foundation of cellcentric.

Commenting on the new position, Mohrdieck said he admires Hyzon’s innovative hydrogen fuel cell technology and its potential to decarbonize mobility. “I have dedicated my career to advancing fuel cell technology, with the goal of achieving the decarbonization necessary to protect our climate. I look forward to bringing the only U.S.-made single stack 200kW fuel cell technology to Start of Production, and to drive future fuel cell developments with its expert team,” Mohrdieck added.

Accelerating the
Energy Transition	hyzonmotors.com

Mohrdieck studied physics at Kiel University in Germany and Grenoble University in France, receiving both his Diploma in Physics and his PhD in Theoretical Physics from the school in Germany. He is an Honorary professor at the University of Ulm and also teaches at the Technical University of Vienna.

Mohrdieck succeeds Shinichi Hirano who has served as Hyzon’s CTO since September 2021. Hirano will transition to advisor to the CTO effective January 1, 2024, before retiring from Hyzon effective January 31, 2024. “On behalf of Hyzon, our Board and management team, I thank Shinichi for his contributions leading our technology function,” said CEO Meeks. “He has helped us reach the strong technology foundation we have today, and his impact will be felt into the future.”

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About Hyzon
Hyzon Motors is a global supplier of high-power fuel cell technology focused on integrating the technology into zero-emission heavy-duty hydrogen fuel cell electric vehicles. Hyzon’s clean hydrogen infrastructure approach synchronizes supply with demand, accelerating the deployment of zero emission trucks. Utilizing its proven and proprietary hydrogen fuel cell technology, Hyzon aims to supply zero-emission heavy duty trucks to customers in North America, Europe, Australia, and New Zealand to mitigate emissions from diesel transportation - one of the single largest sources of global carbon emissions. Hyzon is contributing to the adoption of fuel cell electric vehicles through its demonstrated technology advantage, fuel cell performance, and history of rapid innovation. Visit www.hyzonmotors.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward -looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Hyzon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including risks and uncertainties described in the “Risk Factors” section of Hyzon’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 31, 2023, its Form 10-Q for the quarter ended September 30, 2023 filed on November 14, 2023, and other documents filed by Hyzon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Hyzon gives no assurance that Hyzon will achieve its expectations.

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Accelerating the
Energy Transition	hyzonmotors.com